UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 20, 2020

Dear Stockholder:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Marcus & Millichap, Inc. The meeting will be held on Tuesday, May 5, 2020 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301. However, as part of our precautions regarding the COVID-19 outbreak, we are planning for the possibility that the meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the U.S. Securities and Exchange Commission as additional proxy materials.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 20, 2020, we mailed to our stockholders, a notice containing instructions on how to access our Proxy Statement and 2019 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2019 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR

Advisory vote to approve executive compensation	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options. Only stockholders showing proof of ownership on the record date will be allowed to attend the meeting in person.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. local time on Tuesday, May 5, 2020

PLACE	Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301*

AGENDA	•	Elect the two director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020

•	Advisory vote to approve executive compensation

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 6, 2020

VOTING	Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting. Your broker or custodian of your shares will NOT be able to vote your shares with respect to any of the matters other than the ratification of the appointment of Ernst & Young LLP, unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

•	Internet

•	Phone

•	Mail

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 20, 2020

* As part of our precautions regarding the COVID-19 outbreak, we are planning for the possibility that the meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the U.S. Securities and Exchange Commission as additional proxy materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 20, 2020, we mailed most of our stockholders as of the record date, a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2019 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials, and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 5, 2020:

The Notice of the 2020 Annual Meeting, the Proxy Statement and

the 2019 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

ATTENDING THE ANNUAL MEETING

•	Doors open at 1:30 p.m. local time

•	Meeting starts at 2:00 p.m. local time

•	Proof of Marcus & Millichap, Inc. stock ownership and photo identification will be required to attend the annual meeting

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact:
Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the meeting for the matters set forth in “Notice of 2020 Annual Meeting of Stockholders.” The Annual Meeting will be held on Tuesday, May 5, 2020 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301. However, as part of our precautions regarding the COVID-19 outbreak, we are planning for the possibility that the meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the U.S. Securities and Exchange Commission (“SEC”) as additional proxy materials. We made this Proxy Statement available to stockholders beginning on March 20, 2020.

Record Date	March 6, 2020

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present in person or represented by proxy

Shares Outstanding	39,231,685 shares of common stock outstanding as of March 6, 2020

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on May 4, 2020. Stockholders can vote in person during the meeting. Stockholders of record who attend the Annual Meeting in person may obtain a ballot. Beneficial holders who attend the Annual Meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and present it with their ballot. Voting in person by a stockholder during the meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting in person at the Annual Meeting, by delivering instructions to our Corporate Secretary before the Annual Meeting or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the two director nominees and one vote for each of the other proposals. The election of directors is determined by the plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. For all other proposals, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the SEC on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors for a three-year term that ends at the 2023 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, and we understand the benefits of seeking qualified candidates reflecting the diversity in our community to include in the pool from which we select new board members. We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders, and the Committee does not evaluate candidates differently based upon the source of the nominee. Lauralee E. Martin was recommended as a director candidate by our Co-Chairman, George M. Marcus, and Chief Executive Officer, Hessam Nadji.

The two nominees, Hessam Nadji and Norma J. Lawrence, are currently members of the Board whose terms will expire at the Annual Meeting.

The individuals named as proxyholders will vote your shares for the election of these two nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap” “we,” the “Company,” “us” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2023 Annual Meeting of Stockholders

Hessam Nadji, 54, has served as President and Chief Executive Officer and as a director of the Company since March 2016. Mr. Nadji previously served as senior executive vice president and chief strategy officer. He joined the Company as vice president of research in 1996 and held various other senior management roles through the years, including chief marketing officer and head of the Company’s specialty brokerage divisions. He played a leading role in the Company’s initial public offering in 2013. Mr. Nadji received a B.S. in information management and computer science from City University in Seattle and has over 30 years of experience working in the real estate industry.

Norma J. Lawrence, 65, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants. She also was a member of the Organization of Women Executives, the Valley Development Forum, and the Los Angeles Chapter of Construction Financial Management Association, and is currently a member of WomenCorporateDirectors. Ms. Lawrence currently serves on the board of Broadmark Realty Capital Inc. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

Lauralee E. Martin, 69, became a director in August 2019. Ms. Martin served as chief executive officer and president of Healthpeak Properties, Inc. (formerly HCP, Inc.), a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining Healthpeak Properties, Inc., Ms. Martin served as chief executive officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as executive vice president and chief financial officer of Jones Lang LaSalle from January 2002 and was appointed chief operating and financial officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was vice president, chief financial officer, senior group president, and president of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation. Ms. Martin currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group and previously served on the board of Healthpeak Properties, Inc., ABM Industries, KeyCorp and Gables Residential Trust. Ms. Martin received a B.A. in English from Oregon State University and an M.B.A. from the University of Connecticut. Ms. Martin has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities, managing banking relationships and investor relations as well as significant experience serving on the boards of other public companies.

Nicholas F. McClanahan, 75, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management, and investment.

William A. Millichap, 76, has served as our co-chairman since 2000 and also acts in an advisory capacity to the Company. Mr. Millichap served as our president from 1986 to 2000. Mr. Millichap has also served as a board member and managing director of Marcus & Millichap Company from 1985 to September 2017, and was president of Marcus & Millichap Company from 1986 to 2000. He was also the managing partner of Marcus & Millichap Venture Partners. Mr. Millichap also served on the board of directors of Essex Property Trust from 1994 to 2009 and LoopNet, Inc. from 1999 to 2008. In addition, Mr. Millichap was one of the founders of San

Jose National Bank and The Mid Peninsula Bank of Commerce, where he served on the board of directors. Mr. Millichap served on the board of directors of the National Multi Housing Council and is a member of the International Council of Shopping Centers, the Urban Land Institute, and the National Venture Capital Association. Mr. Millichap received a B.S. in Economics from the University of Maryland and served as an officer in the United States Navy. Mr. Millichap, co-founder of Marcus & Millichap Company, has substantial business and real estate industry expertise due to various leadership roles. He has extensive knowledge of the Company, over 40 years of experience working the real estate industry, and significant experience serving on boards of other public companies.

Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

George M. Marcus, 78, is our founder and has served as our co-chairman since 1971. Mr. Marcus is also the founder and chairman of Marcus & Millichap Company, the parent company of a diversified group of real estate service, investment and development firms, including, SummerHill Housing Group, Pacific Urban Residential, Meridian Property Company and Hanover Real Estate Investors. Mr. Marcus is also the founder and chairman of the board of Essex Property Trust, a public multifamily real estate investment trust, and was one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly-held financial institutions. He has extensive knowledge of the Company, over 40 years of experience working in the real estate industry, and significant experience serving on boards of other public companies. Mr. Marcus’ professional memberships include Real Estate Roundtable, Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and Urban Land Institute, as well as numerous other professional and community organizations. Mr. Marcus graduated with a Bachelor of Science degree in Economics from San Francisco State University in 1965, was honored as Alumnus of the Millennium in 1999, and received his honorary doctorate in 2011. In June 2019, Mr. Marcus received an honorary doctorate from the American College of Greece. He is also a graduate of Harvard Business School’s Owner/President Management Program and Georgetown University’s Leadership Program.

George T. Shaheen, 75, became a director in October 2013. Mr. Shaheen currently serves as a director of NetApp, Inc., [24]7.ai, and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank, and previously served as a director of Korn/Ferry International, an international executive search and consulting firm until August 2019. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chairman of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 77, became a director in October 2013. Mr. Watters is a director (senior partner) emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization, and operations. He served on the board of directors of Merant PLC, a publicly-traded company based in the United Kingdom from the late 1990s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley, and the Bay Area Garden Railway Society. He serves on the advisory board of the Markkula Center for Applied Ethics at Santa Clara University and as a member of the El Camino Hospital Board of Directors. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

•	selecting the Chief Executive Officer (“CEO”) and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held five meetings in 2019.

The Board is divided into three classes. The Class I directors are Norma J. Lawrence and Hessam Nadji, who are nominated to be elected at the Annual Meeting. If elected, the terms of the Class I directors will expire at the 2023 Annual Meeting of Stockholders. The Class II directors are Lauralee E. Martin, Nicholas F. McClanahan, and William A. Millichap, whose terms will expire at the 2021 Annual Meeting of Stockholders. The Class III directors are George M. Marcus, Don C. Watters, and George T. Shaheen, whose terms will expire at the 2022 Annual Meeting of Stockholders.

Our Bylaws do not dictate a particular Board structure, and the Board is free to determine whether or not to have a Chairman and, if so, to select that Chairman and our Chief Executive Officer in the manner it considers in our best interest. Currently, the Board has selected George M. Marcus and William A. Millichap to hold the positions of Co-Chairman of the Board. Messrs. Marcus’ and Millichap’s experience at the Company has afforded them intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, they are well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its lead independent director. As lead independent director, Mr. Watters oversees the executive sessions of the independent directors and serves as a liaison between the independent directors and the Co-Chairmen. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

The Board is currently composed of eight directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Norma J. Lawrence, Lauralee E. Martin, Nicholas F. McClanahan, William A. Millichap, George T. Shaheen, and Don C. Watters, representing six of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2019 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions are described below in “Certain Relationships and Related Party Transactions.”

None of the non-employee directors were disqualified from “independent” status under the NYSE objective standards. In making its subjective determination that each of our Company’s non-employee directors, other than Mr. Marcus, is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC, NYSE, and U.S. Internal Revenue Service (“IRS”) standards for compensation committee members. Based on all of the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our web site at http://www.marcusmillichap.com/. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
Norma J. Lawrence	Chair		✓

George M. Marcus				Chair

Lauralee E. Martin	✓

Nicholas F. McClanahan		✓	Chair

William A. Millichap				✓

Hessam Nadji				✓

George T. Shaheen	✓	✓	✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2019	4	4	4	0

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence (Chair), Lauralee E. Martin, George T. Shaheen, and Don C. Watters. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence and Lauralee E. Martin, each qualify as an “audit committee financial expert” under the applicable SEC rules and regulations and that they are “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing our internal audit function;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm, our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters (Chair), Nicholas F. McClanahan, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans, and benefit programs;

•

reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and change in control arrangements, and any other benefits, compensation, or arrangements;

•	administering our equity compensation plans; and

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Nicholas F. McClanahan (Chair), Norma J. Lawrence, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating, and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies; and

•	identifying, evaluating, and recommending to the Board the chairmanship and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus, William A. Millichap, and Hessam Nadji. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in 2019.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served. All of our directors attended the 2019 Annual Meeting of Stockholders except for Mr. Millichap, and Ms. Martin who was not serving on the Board at that time. We expect that all directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity, and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity, and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines and a Code of Ethics that apply to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Corporate Governance Guidelines and Code of Ethics are available at our website at http://www.marcusmillichap.com/. Any amendments to the Corporate Governance Guidelines and Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Environmental and Sustainability Policy

Marcus & Millichap recognizes that it is our shared responsibility to protect the environment. We understand that our business of commercial real estate brokerage and commercial loan origination may have an adverse impact on our planet. Although we do not own real estate, we believe that even as tenants and brokers, there are certain actions we can take to promote the efficient use of resources. In 2019, we adopted an environmental and sustainability policy, which describes the steps that we are taking to:

•	Reduce the environmental impact of our work both in and out of the office;

•	Support our clients as they address their own environmental concerns and initiatives; and

•	Encourage our employees and contractors to find ways to take responsibility for protecting the environment.

More information on our environmental and sustainability policy can be found at: https://www.marcusmillichap.com/about-us/environmental-and-sustainability-policy

Corporate Social Responsibility & Human Rights

Marcus & Millichap believes businesses should respect internationally recognized human rights, and we are committed to protecting human rights as we conduct our business. As such, in February 2020, we adopted a corporate social responsibility and human rights policy, which memorializes this commitment to our employees, our community, and our stakeholders. This commitment includes:

•	Creating a workplace that is welcoming, diverse, inclusive, equitable, safe, engaged, and respectful of all people;

•

Communicating our commitment to human rights to everyone in our sphere of influence, including our board of directors, senior management team, managers, employees, independent contractors, clients, vendors, business partners, and communities; and

•	Maintaining, monitoring, and evaluating our workplace and the related policies, procedures, and systems that effect human rights.

More information on our corporate social responsibility and human rights policy can be found at: http://www.snl.com/IRW/file/4412290/Index?KeyFile=1001260733

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Ernst & Young LLP has served as our independent registered public accounting firm since 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by the majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2018 and 2019. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2019	2018
Audit Fees	$1,099,880	$1,351,897
Audit-Related Fees	—	—
Tax Fees	221,450	259,240
All Other Fees	—	100,742

Total	$1,321,330	$1,711,879

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards and audits in connection with acquisitions.

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above. In 2018, these services included an international feasibility study.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2018 and 2019 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the four directors whose names appear below. The Audit Committee is composed exclusively of directors who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2019 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for 2019.

Norma J. Lawrence (Chair)

George T. Shaheen

Don C. Watters

Lauralee E. Martin

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2019 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2019.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2021 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our named executive officers for 2019 (each, an “NEO”). For the fiscal year ended December 31, 2019, our NEOs and their designated titles are as follows:

•	Hessam Nadji, President and Chief Executive Officer

•	Martin E. Louie, Chief Financial Officer

•	Mitchell R. LaBar, Former Chief Operating Officer and Executive Vice President(1)

•	Gregory A. LaBerge, Vice President, Chief Administrative Officer

(1)	Mr. LaBar retired and ceased to be an executive officer on December 31, 2019.

2019 Highlights

Listed below are certain of our business highlights for 2019:

	2019	2018	Change (%)
Total Revenue (in thousands)	$806,428	$814,816	-1.0%
Net Income (in thousands)	$76,930	$87,257	-11.8%
Adjusted EBITDA (in thousands)(1)	$115,551	$129,457	-10.7%
Total Sales Volumes (in millions)	$49,706	$46,355	7.2%
Total Number of Transactions	9,726	9,472	2.7%
Total Number of Sales and Financing Professionals	2,021	1,977	2.2%

(1)	GAAP to Non-GAAP reconciliation is disclosed in pages 42 to 43 of the Company’s Annual Report on Form 10-K for 2019.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

•	Attract and incentivize talented individuals to lead and manage our business

•	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

•	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

Executive Summary

Base Salary. None of the NEOs received a base salary increase in 2019.

Annual Cash Incentives. For 2019, our NEOs had the opportunity to earn cash incentive awards based on the achievement of financial and non-financial goals approved by the Compensation Committee, as described in more detail in “Annual Cash Incentives” below. The table below summarizes each NEO’s target incentive award and actual payout for 2019.

	2019 Target Incentive Amounts	2019 Payout (Percentage of Target)	2019 Payouts
Hessam Nadji	$1,750,000	78%	$1,362,375
Martin E. Louie	$550,000	84%	$460,680
Mitchell R. LaBar	$1,100,000	23%	$247,500
Gregory A. LaBerge	$350,000	80%	$279,913

Long-Term Incentives. In 2019, Hessam Nadji, Mitchell LaBar, and Gregory A. LaBerge were each granted 92,000, 6,337, and 1,956 restricted stock units (“RSUs”), respectively, subject to the applicable NEO’s continuous service through each applicable vesting date, subject to certain exceptions, as described in more detail in “Long-Term Incentives” below.

Compensation Governance Updates. In 2019, the Compensation Committee adopted a clawback policy for Section 16 officers and division managers of our subsidiaries that allows the Compensation Committee to recoup any incentive-based compensation (including cash and equity awards, whether time or performance-based, and salary increases) in the event of a financial restatement or misconduct.

Stockholder Advisory Vote on Executive Compensation

The Compensation Committee is very interested in the ideas and any concerns of our stockholders regarding executive compensation. An advisory vote on executive compensation was presented for the first time to our stockholders at last year’s Annual Meeting of Stockholders and approved by 96% of votes cast (for or against) by stockholders. In evaluating our compensation practices in 2019, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, the Committee retained its approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior year in determining executive compensation and made no material structural changes during 2019. We will also continue to hold an annual advisory vote on executive compensation, which is consistent with the preference indicated by 97% of the votes cast by stockholders at last year’s Annual Meeting of Stockholders.

Compensation Policies and Practices

Our executive compensation program and corporate governance policies are designed to link pay with operational performance and increase in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do
✓ Pay-for-performance philosophy and culture	× Allow for pledging and hedging of company stock by executive officers, directors, employees, and independent contractors
✓ More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk	× Tax gross-ups
✓ Independent compensation committee	× Single trigger vesting of equity awards
✓ Independent compensation consultant	× Severance or change in control plans or agreements
✓ Clawback policy for executive officers on cash and equity incentives	× Payout or settlement of dividends and dividend equivalents on unvested equity awards
✓ Responsible use of shares under our long-term incentive program	× Reprice, cash-out or exchange “underwater” stock options without stockholder approval
✓ Robust stock ownership and stock sale requirements	× Minimum guaranteed vesting for performance-based equity awards
✓ Annual risk assessment of our compensation program	× Executive pension plans or supplemental retirement plans
✓ Limited perquisites and personal benefits

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from its independent consultant.

At the start of the year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each executive, including base salary, target annual incentive, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance, and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our CEO’s overall and corporate performance is reviewed annually by the Co-Chairmen of the Board, who then present their recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the year, the Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Co-Chairmen of the Board’s qualitative evaluation of the CEO’s overall and corporate performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

Because there are no publicly-traded commercial real estate services firms similar in size and complexity to MMI, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. The Compensation Committee regularly considers the incentive program design practices of competitor real estate services companies when determining the most appropriate design for our Company. However, the Compensation Committee does not benchmark individual executive pay levels to competitor real estate services companies because they are either much larger than us or they have significantly different organizational structures and business operations.

Elements of 2019 Compensation

This section describes the elements of our executive officers, including NEOs, for 2019 compensation, which consist of the following:

Direct Compensation	Indirect Compensation
• Base Salary	• Other Employee Benefits
• Annual Cash Incentives
• Long-Term Equity Incentives

In 2019, approximately 90% of our CEO’s and about 68% on average of our current NEOs’ target total direct compensation consisted was “at-risk” and/or performance-based.

*	Reflects target amounts and not amounts actually earned.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills, and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve.

The Committee approved the following base salaries for 2019, effective January 1, 2019, which were not increased from 2018 levels:

NEO	2019 Base Salary
Hessam Nadji	$600,000
Martin E. Louie	$350,000
Mitchell R. LaBar	$500,000
Gregory A. LaBerge	$250,000

Annual Cash Incentives

To maximize the tax deductibility of annual cash incentives in 2019, our executive officers participated in the stockholder-approved 2019 Executive Short-Term Incentive Plan (the “Plan”). The Compensation Committee established the threshold performance goal for the Plan as the achievement of at least $78.8 million in pre-tax income for 2019, which if achieved, would fund annual bonuses for each NEO at the maximum level, which was $5 million under the Plan; provided however, that the Compensation Committee could, in its discretion, reduce the amount of an award paid to a particular NEO after considering all relevant factors. Following the completion of 2019, the Compensation Committee certified the achievement of the threshold goal, and each NEO was eligible to receive the maximum cash award. In exercising its discretion to reduce this amount, the Committee considered all relevant factors, including the NEO’s target bonus amount, and the specific financial and non-financial goals approved by the Compensation Committee for such NEO, which are discussed in more detail below.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. The Compensation Committee approved 2019 target short-term cash incentive award opportunities in the amounts set forth below for achievement against the pre-established goals at target, which were the same as 2018:

NEO	Target Award Opportunity
Hessam Nadji	$1,750,000
Martin E. Louie	$550,000
Mitchell R. LaBar	$1,100,000
Gregory A. LaBerge	$350,000

Financial and Individual Objectives for 2019. 2019 annual incentives were based on a combination of financial and individual/strategic performance goals. For this year, the MMI financial performance target was pre-tax net income of $131.3 million. Actual 2019 results were 81.9% of the pre-established target level and represented year-over-year decline of 8.3% in this metric. Actual annual incentive awards could range from 0 to 200% of each NEO’s target based on performance against the performance goals. The weightings between each performance component for each NEO was as follows:

NEO	MMI Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	50%
Martin E. Louie	40%	60%
Mitchell R. LaBar	40%	60%
Gregory A. LaBerge	25%	75%

Individual/strategic goals varied for each executive and related to the following:

NEO	Individual/Strategic Performance Goals
Hessam Nadji	Retention rate, sales force growth, key platform improvements, organizational improvement, and strategic initiatives

Martin E. Louie	Financial planning and investor relations, operations improvement, strategic planning, and mergers and acquisitions analysis

Mitchell R. LaBar	Retention rate, sales force growth, management effectiveness and strategic goals

Gregory A. LaBerge	Retention rate, technology improvements, marketing department enhancements, strategic initiatives, and administrative support improvements

The Committee evaluated each NEO’s performance against each strategic goal to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Committee determined that overall, each NEO substantially met his strategic goals, although it was determined in certain instances that various strategic goals were not entirely met.

Based on MMI’s financial performance and the Compensation Committee’s assessment of each NEO’s individual performance against the pre-established strategic goals as well as the Compensation Committee’s independent judgment and discretion as to each NEO’s total contributions to the Company, the Compensation Committee awarded the annual incentives set forth in the table below.

NEO	Target Award Opportunity	Actual Awards (% of Target)	Actual Award ($)
Hessam Nadji	$1,750,000	78%	$1,362,375
Martin E. Louie	$550,000	84%	$460,680
Mitchell R. LaBar	$1,100,000	23%	$247,500
Gregory A. LaBerge	$350,000	80%	$279,913

Long-Term Incentives

Our long-term incentive program consists of periodic grants of RSUs, which align the interests of management with those of stockholders, promote retention of key talent, and reward total stockholder return performance. The Compensation Committee does not make grants to all NEOs every year. Instead, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings in determining whether and how much to grant to each NEO.

The Compensation Committee granted Hessam Nadji, Mitchell LaBar, and Gregory A. LaBerge RSUs in February 2019. Mr. Nadji and Mr. LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2020, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. Mr. LaBar’s RSUs originally vested in three equal annual installments, with the first vesting date beginning on March 10, 2020, subject to his continuous service through each vesting date. The Compensation Committee approved the acceleration of the vesting of 2,112 of such RSUs effective May 10, 2019 and an additional 2,112 of such RSUs effective January 15, 2020 (in addition to approving the acceleration of the vesting of other RSUs held by Mr. LaBar), in each case in connection with his retirement. See “Severance and Change in Control Benefits” below for more information. The following table shows the long-term incentive awards granted in 2019 to the NEOs and their target value.

Name	Restricted Stock Units(#)	Grant Value of Restricted Stock Units($)(1)
Hessam Nadji	92,000	$3,629,400
Mitchell R. LaBar	6,337	$249,995
Gregory A. LaBerge	1,956	$77,164

(1)	Equals the closing price of the Company’s common stock at the time of grant times the number of RSUs granted.

Policies for Compensation Risk Mitigation

Recoupment Policy

In February 2019, the Compensation Committee approved the Marcus and Millichap, Inc. Clawback Policy, which provides that in the event (i) the Company is required to restate any of its financial statements that have been filed with the SEC or (ii) any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company has engaged in misconduct, then the Compensation Committee may, in its sole discretion, after evaluating the associated costs and benefits and subject to applicable law, seek to recover all or any portion of any incentive-based compensation (including cash and equity awards, whether time or performance-based, and salary increases) granted or paid to or earned by any such person during the three-year period preceding the date on which the Company is required to prepare the restatement or in the case of misconduct, the three-year period preceding the date of the misconduct, as determined by the Board.

The Compensation Committee will amend the Clawback Policy, as necessary, to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

Our Insider Trading Policy expressly bars hedging, derivative, or any other speculative transactions involving the Company’s stock by all officers, employees, and independent contractor agents of the Company and its subsidiaries, all members of the Board, and any consultants, advisors, and contractors to the Company and its subsidiaries that the Company designates, as well as members of the immediate families and households of these persons. Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale, “sale against the box,” or any equivalent transaction involving the Company’s stock or the stock of certain business partners. We also prohibit such persons from pledging Company stock to secure a loan, or from purchasing Company stock on margin (including in connection with exercising any Company stock options). In addition, we prohibit our executive officers, directors, and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

Indemnification Agreements

These agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements, and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

A Culture of Ownership

Our stock ownership guidelines are designed to encourage certain of our executive officers, including certain of our NEOs, to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer that is subject to the guidelines to own shares of our common stock having a value equal to at least three times their annual base salary (or six times in the case of our CEO). Until these minimums are achieved, such executive officer must retain 100% of the net after tax shares resulting from the vesting of equity awards.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. At the end of 2019, each of our NEOs who is subject to the guidelines had satisfied his stock ownership guideline requirement, except for Mr. LaBerge who became an executive officer in 2019 and will be subject to the retention requirement outlined above until he owns the required amount.

We also maintain a policy on executive stock sales to prevent an executive officer from selling all or most of his positions at one time. Specifically, the maximum amount of stock that an executive officer may sell in a given year is the lesser of (i) 15% of total owned shares or (ii) $4 million in value. This stock sale guideline does not apply once the executive officer’s vested ownership as of the end of the prior year is less than $2 million.

Compensation Risk Assessment

For 2019, FW Cook conducted an annual review of the compensation related risks associated with our executive compensation program. The risk assessment concluded that our executive compensation program is well designed to encourage behaviors aligned with the long-term interests of our stockholders. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, and appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider-trading prohibitions, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. In addition, our CEO provided our Compensation Committee with an overview of the Company’s compensation practices for regional managers, staff employees, and independent contractor agents, which included the different levels of compensation for regional managers, the basic commission programs and splits available to independent contractor agents, and the equity award program available to agents, as well as the deferred commission program in which many agents participate. Based on this information, the Compensation Committee concluded that our compensation programs do not create risks that are likely to have a material adverse effect on the Company.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance programs.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies. In addition, certain of our NEOs hold fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below.

Policy Regarding Deduction Limit

Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Severance and Change in Control Benefits

None of our current executive officers has any contractual cash severance or change in control benefits.

The Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate. This is a change in control benefit that many companies provide for.

The Compensation Committee approved the acceleration of the vesting of 10,000 of Mr. LaBar’s RSUs effective February 13, 2019 (which included a portion of his RSUs granted in 2016), 15,000 of his RSUs effective May 10, 2019 (which included a portion of his RSUs granted in 2016, 2017, 2018, and 2019) and 15,000 of his RSUs effective January 15, 2020 (which included a portion of his RSUs granted in 2017, 2018, and 2019), in each case in connection with his retirement, which became effective on December 31, 2019. The Compensation Committee approved such retirement benefits after considering Mr. LaBar’s long history and leadership with the Company dating back more than 30 years, and the instrumental role that he played in helping grow certain of the Company’s markets, including offices in Southern California, Manhattan and the Northeast. Only a portion of Mr. LaBar’s RSUs were accelerated during each of the first two quarters of 2019 as part of his succession plan, to incentivize him to continue to provide services through the end of 2019. Mr. LaBar continues to advise on key strategic projects and provide transition services as a consultant to the Company.

Mr. LaBar’s retirement benefits and the potential benefits that our other NEOs would be entitled to upon a qualifying termination of employment or a change in control are disclosed in more detail in the section entitled “Potential Payments upon Termination or Change in Control” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2019.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2019 were: Don C. Watters, Nicholas F. McClanahan, and George T. Shaheen. No member of this committee was at any time during 2019 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2019.

Executive Compensation Tables

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2017, 2018, and 2019.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Hessam Nadji	2019	600,000		3,629,400	1,362,375	167,635	27,815	5,787,225
President and Chief Executive Officer	2018	600,000	—	538,200	1,750,000	151,129	30,845	3,070,174
	2017	600,000	—	—	1,350,000	145,910	23,924	2,119,834

Martin E. Louie	2019	350,000		—	460,680	6,835	31,362	848,877
Senior Vice President Chief Financial Officer	2018	350,000	—	—	592,625	6,162	34,240	983,027
	2017	350,000	—	—	500,000	44,007	28,849	922,856

Mitchell R. LaBar	2019	437,500		249,995	247,500	—	30,051	965,046
Executive Vice President and Chief Operating Officer	2018	500,000	—	249,980	1,241,850	—	35,477	2,027,307
	2017	487,500	—	999,983	990,000	—	35,389	2,512,872

Gregory A. LaBerge	2019	250,000		77,164	279,913	—	86,944	694,021
Vice President, Chief Administrative Officer

(1)	The amounts shown in this column represent the actual amount of salary earned during the applicable year by each NEO.
(2)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

The amounts listed in this column reflect the cash awards paid under the Company’s Non-Equity Incentive Plan for performance in the applicable year. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash incentive awards were determined for 2019.

(4)

The amounts listed in this column reflect the aggregate increase in “appreciation value” for the NEO’s cash-settled SARs. The following table reflects the breakout of the amounts included in this column for 2019:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	167,635	3,746,510

Martin E. Louie	6,835	152,748

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(5)	The following table reflects the breakout of the items and amounts included in this column for 2019:

	Nadji ($)	Louie ($)	LaBar ($)	LaBerge ($)
Auto Benefit	23,815	27,362	26,051	17,796
401(k) Match	4,000	4,000	4,000	1,747
Loan Forgiveness(a)	—	—	—	67,401

Total for Other	27,815	31,362	30,051	86,944

(a)	Reflects the principal and interest on a loan that was forgiven prior to and in connection with Mr. LaBerge becoming an executive officer.

Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2019.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hessam Nadji	N/A	—	1,750,000	5,000,000	—		—
	2/13/2019	—	—	—	92,000	(3)	3,629,400

Martin E. Louie	N/A	—	550,000	5,000,000	—		—

Mitchell R. LaBar	N/A	—	1,100,000	5,000,000	—		—
	2/13/2019	—	—	—	6,337	(4)	249,995

Gregory A. LaBerge	N/A	—	350,000	5,000,000
	2/13/2019				1,956	(5)	77,164

(1)

For 2019, the Compensation Committee established the threshold performance goal for the 2019 Executive Incentive Plan as the achievement of at least $78,800,000 in pre-tax net income as determined on an adjusted basis. Upon the Compensation Committee certifying the achievement of such goal, each NEO was eligible to receive a maximum cash award of $5,000,000; provided however, that the Compensation Committee could in its discretion reduce the amount of an award paid to a particular NEO after considering all relevant factors, which included the NEO’s target bonus amount, and the specific financial and non-financial goals approved by the Compensation Committee for such NEO. As further described in the “Compensation Discussion and Analysis,” the threshold performance goal was achieved, and the Compensation Committee elected to apply its discretion to reduce the actual amount to be paid to the NEOs under the 2019 Executive Incentive Plan below the maximum potential payment shown in the table above.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2019 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

Mr. Nadji was awarded 92,000 RSUs, effective February 13, 2019, which vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Mr. LaBar was awarded 6,337 RSUs, effective February 13, 2019, which vest in three equal annual installments with 33% of such shares vesting beginning on March 10, 2020. The Compensation Committee approved the acceleration of the vesting of 2,112 of the RSUs effective May 10, 2019 and another 2,112 of the RSUs, effective January 15, 2020. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Mr. Gregory A. LaBerge was awarded 1,956 RSUs, effective February 13, 2019, which vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

The following table provides information about outstanding equity awards at December 31, 2019 for the NEOs. None of the NEOs hold any stock options.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hessam Nadji	8,000	(2)	298,000	—	—
	12,000	(3)	447,000	—	—
	92,000	(4)	3,427,000	—	—

Martin E. Louie	4,000	(2)	149,000	—	—

Mitchell R. LaBar	12,492	(5)	465,327	—	—
	4,685	(5)	174,516	—	—
	4,225	(6)	157,381	—	—

Gregory A. LaBerge	2,000	(2)	74,500	—	—
	8,000	(7)	298,000	—	—
	1,309	(7)	48,760	—	—
	1,999	(7)	74,463	—	—
	1,956	(4)	72,861	—	—

(1)	Based upon the closing price of our common stock of $37.25 on December 31, 2019.
(2)

Messrs. Nadji, Louie and LaBerge were awarded 40,000, 20,000, and 10,000 RSUs, respectively, effective January 5, 2015, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on January 5, 2016. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information

(3)

Mr. Nadji was awarded 15,000 RSUs, effective March 27, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on April 10, 2019. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Messrs. Nadji and LaBerge were awarded 92,000 and 1,956 RSUs, respectively, effective February 13, 2019, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Mr. LaBar was awarded 36,363 and 7,807 RSUs, effective February 16, 2017 and February 26, 2018, respectively, which vest in five equal annual installments with 20% of such shares vesting beginning on February 16, 2018 and March 10, 2019, respectively. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. The Compensation Committee approved the acceleration of the vesting of 9,327 of the RSUs granted in 2017 and 1,561 of the RSUs granted in 2018, effective May 10, 2019. Mr. LaBar’s RSUs remained outstanding as of December 31, 2019, as he continues to provide consulting services to the Company. See “Potential Payments Upon Termination or Change in Control” below for more information.

(6)

Mr. LaBar was awarded 6,337 RSUs, effective February 13, 2019, which vest in three equal annual installments with 33% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. The Compensation Committee approved the acceleration of the vesting of 2,112 of the RSUs, effective May 10, 2019. Mr. LaBar’s RSUs remained outstanding as of December 31, 2019, as he continues to provide consulting services to the Company. See “Potential Payments Upon Termination or Change in Control” below for more information.

(7)

Mr. LaBerge was awarded 20,000, 2,181 and 2,497 RSUs, effective February 25, 2016, February 16, 2017, and February 26, 2018, respectively, which vest in five equal annual installments with 20% of such shares vesting beginning on February 25, 2017, February 16, 2018, and March 10, 2019, respectively. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2019 for the NEOs. None of the NEOs have been granted any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	11,000	405,720
Martin E. Louie	4,000	138,960
Mitchell R. LaBar	39,833	1,519,508
Gregory A. LaBerge	7,964	295,617

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and Chief Executive Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $50,000 per month and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation if his employment terminates for any reason. The employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Mitchell R. LaBar

We entered into an employment agreement with Mitchell R. LaBar, our Executive Vice President and Chief Operating Officer, effective March 31, 2016, which terminated when his retirement became effective on December 31, 2019. Mr. LaBar was not entitled to any severance compensation under this employment agreement. The employment agreement also included terms concerning non-competition, non-solicitation, confidentiality, and arbitration, which remain in effect following his retirement for such time periods as are set forth in the employment agreement.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings, and withdrawals during 2019, and account balances as of December 31, 2019 for our NEOs under the NQDC Plan and SARs:

Nonqualified Deferred Compensation—Fiscal 2019

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Hessam Nadji	SARs	—	—	167,635	—	3,746,510

Martin E. Louie	SARs	—	—	6,835	—	152,748
	NQDC Plan	200,000	—	129,350	—	777,503

Mitchell R. LaBar	—	—	—	—	—	—

Gregory A. LaBerge	—	—	—	—	—	—

(1)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2019.

(2)

A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to 2019: Hessam Nadji: SARs: $1,189,998 in interest and Martin E. Louie: SARs: $22,734 in interest; NQDC: $474,833 in contributions and earnings.

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability, or retirement.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions, and any earnings associated with such amounts. Otherwise such amounts will be paid out in a lump sum. Deferrals but not discretionary Company contributions also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. In connection with our initial public offering (“IPO”), all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014 based on SAR Account Balances as of December 31, 2013. In 2019, the accrued interest credited to SAR Account Balances was based on an interest rate of 4.684%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to NEO upon the consummation of the change in control.

Potential Payments upon Termination or Change in Control

Current NEOs

As noted above, certain NEOs are entitled to certain payments under the NQDC Plan or their SARs in the event such NEOs experience a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:

•	Death

•	Disability

•	Mutual termination

•	Termination other than for cause

•	Resignation other than by mutual agreement

•	Change in control where equity awards are assumed or substituted

•	Change in control where equity awards are not assumed or substituted

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2019. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $37.25 per share closing price of the Company’s common stock on the NYSE on December 31, 2019.

Name	Type of Award/Plan	Death ($)	Disability ($)	Mutual Termination ($)	Termination other than for Cause ($)	Resignation Other than by Mutual Agreement ($)	Change in Control Where Awards are Assumed ($)	Change in Control Where Awards are Not Assumed ($)
Hessam Nadji	SARs	3,746,510	3,746,510	3,746,510	2,809,883	2,809,883	3,746,510	3,746,510
	RSUs	—	—	—	—	—	—	4,172,000
Martin E. Louie	SARs	152,748	152,748	152,748	114,561	114,561	152,748	152,748
	RSUs	—	—	—	—	—	—	149,000
	NQDC	777,503	777,503	777,503	777,503	777,503	—	—
Mitchell R. LaBar	RSUs	—	—	—	—	—	—	797,225
Gregory A. LaBerge	RSUs	—	—	—	—	—	—	568,584

Mitchell R. LaBar

As described in more detail in the Compensation Discussion & Analysis above, the Compensation Committee approved the acceleration of the vesting of 10,000 of his RSUs effective February 13, 2019 (which included a portion of his RSUs granted in 2016), 15,000 of his RSUs effective May 10, 2019 (which included a portion of his RSUs granted in 2016, 2017, 2018, and 2019) and 15,000 of his RSUs effective January 15, 2020 (which included a portion of his RSUs granted in 2017, 2018, and 2019), in each case in connection with Mr. LaBar’s retirement, which became effective on December 31, 2019. Mr. LaBar realized an aggregate of $1,486,500 in value upon the vesting of such RSUs, which amount is equal to the number of shares acquired on vesting multiplied by the closing share price of the Company’s common stock on the NYSE on the vesting date. Mr. LaBar continues to advise on key strategic projects and provide transition services as a consultant to the Company.

CEO Pay Ratio

The annual total compensation of Hessam Nadji, our Chief Executive Officer, was $5,787,225 in 2019, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding our Chief Executive Officer, was $65,507 for 2019. Accordingly, for 2019, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our other employees was 88 to 1. Most of our investment sales professionals are classified as independent contractors under state and IRS guidelines, so they are not included in the employee population, which would have had the effect of decreasing the pay ratio.

To identify the “median employee” from our employee population, we collected the total gross compensation earned during the 12-month period ending November 30, 2019 by each person who was employed by the Company or one of its subsidiaries on November 30, 2019, other than those persons who were employed in Canada. We also annualized the salary of permanent employees who were employed on November 30, 2019 but commenced employment after December 1, 2018. As permitted by SEC rules, we excluded from our analysis all 24 of our employees who resided in Canada on November 30, 2019, which represented less than 5% of our employee population as a whole on such date. Our employee population on November 30, 2019, prior to taking into consideration this exclusion, consisted of approximately 880 individuals. Our employee population on November 30, 2019, after taking into consideration this exclusion, consisted of approximately 856 individuals.

We identified and calculated the elements of the median employee’s annual total compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $65,749. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2019 in our Summary Compensation Table included in this Proxy Statement.

Director Compensation

Director Compensation Highlights

•	Emphasis on equity in the overall compensation mix.

•	Equity grants under a fixed-value annual grant policy with one-year vesting.

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.

•	Stockholder-approved director compensation limit on cash and equity awards to non-employee directors.

•	No performance awards, perquisites or special benefits.

Director Compensation Policy

Pursuant to the terms of our director compensation policy, each non-employee director receives annual cash fees for their services, payable quarterly in arrears, as follows:

•	Board Member, including the Chairman—$65,000 per year;

•	Chair of Audit Committee—an additional $20,000 per year, other Audit Committee members—an additional $10,000 per year,

•	Chair of Compensation Committee—an additional $15,000 per year, other Compensation Committee members—an additional $5,000 per year; and

•	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year, other Nominating and Corporate Governance Committee members—an additional $5,000 per year.

Each non-employee director is also entitled to receive an annual restricted stock grant on the date of each annual meeting of stockholders equal to $75,000 divided by the fair market value of our common stock on the date of grant, which vests on the first anniversary of the date of grant.

Further, we generally grant each new non-employee director who is appointed to serve on the Board on a date other than on our annual meeting of stockholders, a restricted stock grant on the date of his or her appointment, which amount will be determined by the Board in its sole discretion. In connection with her initial appointment to the Board, on August 1, 2019, Ms. Lauralee Martin received a restricted stock grant equal to approximately $75,000 divided by the fair market value of our common stock on such date, which vests on August 1, 2020.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norma J. Lawrence	90,000	74,989	—	164,989
George M. Marcus	65,000	74,989	—	139,989
Lauralee E. Martin	18,750	74,984	35,000(3)	128,734
Nicholas F. McClanahan	80,000	74,989	—	154,989
William A. Millichap	65,000	74,989	—	139,989
George T. Shaheen	85,000	74,989	—	159,989
Don C. Watters	90,000	74,989	—	164,989

(1)

This column represents the aggregate grant date fair value of restricted stock granted in 2019, computed in accordance with ASC 718. On May 2, 2019, each non-employee director, other than Ms. Martin, received a grant of 1,757 shares of restricted stock, which vests on the first anniversary of the date of grant and the value represented here with respect to each such director’s restricted stock grant is based on 1,757 shares multiplied by the closing price of $42.68 on the grant date of May 2, 2019. On August 1, 2019, in connection with her appointment to the Board, Ms. Martin received a grant of 2,264 shares of restricted stock, which vests on the first anniversary of the date of grant and the value represented here with respect to Ms. Martin’s restricted stock grant is based on 2,264 shares multiplied by the closing price of $33.12 on the grant date of August 1, 2019. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)

As of December 31, 2019, each non-employee director, other than Ms. Martin, has 2,536 shares of restricted stock in the aggregate outstanding and subject to vesting. As of December 31, 2019, Ms. Martin has 2,264 shares of restricted stock in the aggregate outstanding and subject to vesting.

(3)	Represents consulting fees paid to Ms. Martin in 2019 prior to her appointment as a non-employee director.

Director Compensation Limit

We have a stockholder-approved $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director each fiscal year.

2019 Director Compensation

In 2019, the Board in consultation with the Compensation Committee determined that the Company’s non-employee director compensation program continues to be competitive with the market, incorporates best practices, and aligns the interests of our non-employee directors with the long-term interests of our stockholders. Based on this assessment, the Board of Directors did not make any changes to the amounts or types of compensation that non-employee directors could earn for 2019.

Director Stock Ownership Guidelines and Insider Trading Policy

We have adopted stock ownership guidelines and an insider trading policy for non-employee directors. The stock ownership guidelines call for each non-employee director to own shares of our common stock having a value equal to at least five times the non-employee director’s regular annual cash board service retainer. Until these minimums are achieved, each non-employee director shall retain 100% of the net after tax shares resulting from the vesting of equity awards. As of March 6, 2020, all our directors have accumulated ownership of the required amount under the ownership guidelines, except for Ms. Martin who joined the Board in 2019, and who will be subject to the retention requirement until she owns the required amount.

Our insider trading policy prohibits our non-employee directors from engaging in hedging, derivative, or any other speculative transactions involving the Company’s stock. See the “Compensation Discussion and Analysis” section for a more complete description of our insider trading policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2020 with respect to:

•	each of our directors and NEOs;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 39,231,685 shares of common stock outstanding as of March 6, 2020.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,803,262	37.7%
BlackRock, Inc.(2)	3,531,935	9.0%
The Vanguard Group(3)	3,585,503	9.1%
Royce & Associates, LP(4)	2,802,226	7.1%

Named Executive Officers and Directors:
Hessam Nadji(5)	277,230	*
Martin E. Louie	83,740	*
Mitchell R. LaBar	0	*
Gregory A. LaBerge(6)	7,953	*
George M. Marcus(7)	15,663,299	39.9%
William A. Millichap(8)	103,112	*
Norma J. Lawrence(9)	18,507	*
George T. Shaheen	10,447	*
Don C. Watters	19,778	*
Nicholas F. McClanahan(10)	19,778	*
Lauralee E. Martin	2,264	*
All executive officers and directors as a group (10 persons)(11)	16,206,108	41.3%

*	Indicates beneficial ownership of less than 1%.
(1)

George M. Marcus owns substantially all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 5, 2020. BlackRock, Inc. has sole power to vote 3,493,446 of these shares and sole power to dispose of 3,531,935 of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2020. The Vanguard Group, Inc. has sole power to vote 45,989 of these shares, shared power to vote 2,087 of these shares, sole power to dispose of 3,541,125 of these shares, and shared power to dispose of 44,378 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2020. Royce & Associates, LP has sole power to vote and dispose of 2,802,226 shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)	Includes 18,400 shares issuable upon the vesting of 18,400 RSUs on March 10, 2020 and 3,000 shares issuable upon the vesting of 3,000 RSUs on April 10, 2020.
(6)	Includes 889 shares issuable upon the vesting of 889 RSUs on March 10, 2020.
(7)

Comprised of (i) 14,803,262 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), and (iii) 19,778 shares held by Mr. Marcus. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee. 3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(8)

Comprised of (i) 100,576 shares held by the Millichap Family Trust and (ii) 2,536 shares held by Mr. Millichap. Mr. Millichap has voting and/or dispositive power with respect to the shares held by the Millichap Family Trust as co-trustee.

(9)	The Lawrence Family Trust dated 4/18/01 and restated 9/30/10 holds 15,971 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(10)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 12,956 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(11)

Amount shown includes 22,289 shares issuable upon the vesting of 22,289 RSUs and 31,463 shares held in trusts, including those described in footnotes 8, 9 and 10, held by all persons who are directors, director nominees and/or executive officers of the Company as of March 6, 2020. Does not include shares held by or attributed to Mr. LaBar as he ceased to be an executive officer prior to March 6, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2019, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority stockholder and was controlled by George M. Marcus, our co-Chairman. Upon the completion of the Spin-Off in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $127,000 for these services during 2019, based on MMC’s costs of providing the transition services, without any markup.

Under the agreement, we are able to use MMC’s services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2019, we recorded real estate brokerage commissions and financing fees of $5.2 million from subsidiaries of MMC related to these services, and we incurred costs of services of $3.0 million related to these services.

We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2022. In 2019, we incurred $1.3 million in rent expense under this lease.

Agreements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the close of business on March 6, 2020 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of photo identification. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting in person.

Please note that as part of our effort to maintain a safe and healthy environment at our Annual Meeting, we are closely monitoring statements issued by the World Health Organization (who.int) and the Centers for Disease Control and Prevention (cdc.gov) regarding the COVID-19 outbreak. As part of our precautions, we are planning for the possibility that the meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the with the SEC as additional proxy materials. We also encourage attendees to review guidance from public health authorities on this issue.

Proxy Solicitation. We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, facsimile, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the Annual Meeting.

Stockholder List. Our list of stockholders as of March 6, 2020 will be available for inspection at our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Finance Department at (818) 212-2250 to schedule an appointment.

OTHER MATTERS

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC, an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2019, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except for Hessam Nadji and Martin E. Louie, who each filed a late Form 4 on January 7, 2020 to report the vesting of RSUs on January 5, 2019, and the withholding of shares to cover the taxes related to the vesting of such restricted stock units, and Kurt Schwarz who filed a late Form 4 on March 12, 2019 to report the vesting of RSUs on February 16, 2019 and the vesting of restricted stock units on February 25, 2019, and the withholding of shares to cover the taxes related to the vesting of such restricted stock units.

2021 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2021 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 20, 2020.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2021 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 5, 2021 and February 4, 2021, unless the notice also is made pursuant to Rule 14a-8. The notice must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2021 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of the 2020 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2021 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the 2021 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 20, 2020

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

0 14475 MARCUS & MILLICHAP, INC. Proxy for Annual Meeting of Stockholders on May 5, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Hessam Nadji and Martin E. Louie as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 6, 2020 at the Annual Meeting of Stockholders to be held May 5, 2020 at 2:00 p.m. Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1

ANNUAL MEETING OF STOCKHOLDERS OF MARCUS & MILLICHAP, INC. May 5, 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two class I directors: O Hessam Nadji O Norma J. Lawrence 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. 4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the e n v e l o p e p r o v i d e d . 20230300000000000000 4 050520 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. FOR AGAINST ABSTAIN